RESPONSE Licence No.

SEA9442

Lloyds TSB Registrars (CDI)
The Causeway
Worthing
West Sussex
BN99 6EE

Telewest Global, Inc. Voting Instruction Form — Special Meeting
(PLEASE COMPLETE THIS FORM IN BLOCK CAPITALS)

I/We being a participant in the Telewest Corporate Nominee Service and the beneficial holder of Crest Depository Interests in the common stock of Telewest Global, Inc. ("the Company") hereby direct that at the Special Meeting of the Company to be held on Thursday, March 2, 2006 at 9.00am New York local time at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, Midtown Conference Center, 375 Park Avenue, Suite 3708, New York, NY 10152 and at any adjournments or postponements thereof, Lloyds TSB Registrars Corporate Nominees Limited shall cast the votes attaching to the shares held on my/our behalf as shown below:

Please indicate your vote by marking the appropriate boxes like this: ☒ in black ink then sign and date in the space below. If no specific direction as to voting is given, the Trustee will not vote your shares.
The Board of Directors recommends a vote "FOR" proposals 1 and 2.		For	Against	Abstain
1.
To amend and restate the certificate of incorporation of Telewest Global, Inc. to reclassify each share of Telewest common stock issued and outstanding immediately prior to the effective time of the reclassification into (i) 0.2875 shares of Telewest common stock existing immediately after the effective time of the reclassification, or the Telewest new common stock, together with cash in lieu of fractional shares of Telewest new common stock, and (ii) one share of Telewest Class B redeemable common stock.
2.
To authorize the issuance of shares of Telewest new common stock in the merger of Neptune Bridge Borrower LLC with NTL Incorporated, as contemplated by the Amended and Restated Agreement and Plan of Merger dated as of December 14, 2005, as amended by amendment no. 1 thereto, among Telewest Global, Inc., NTL Incorporated, Neptune Bridge Borrower LLC and, for certain limited purposes, Merger Sub Inc.
3.
In the discretion of the persons named herein as proxies, to consider and take action on any other business that may properly be brought before the special meeting or any properly reconvened meeting following an adjournment or postponement of the special meeting.
Signed	Date

SPECIAL MEETING AT: the offices of Fried, Frank, Harris, Shriver & Jacobson LLP, Midtown Conference Center, 375 Park Avenue, Suite 3708, New York, NY 10152
ON: Thursday, March 2, 2006 at 9.00am New York local time
NOTES:
1.	Please indicate how you wish your vote to be cast by marking a X in the appropriate box opposite each resolution.
2.	This Voting Instruction Form must be executed by the participant or his/her duly constituted attorney.
3.	Any alteration to the Voting Instruction Form should be initialled.
4.
To be effective this Voting Instruction Form and for any authority under which it is executed a notarially certified copy of such authority must be deposited at Lloyds TSB Registrars (CDI), The Causeway, Worthing, West Sussex BN99 6EE, not later than 5.00pm (UK time) on Tuesday, February 28, 2006.
5.	If this Voting Instruction Form is returned duly signed, but without an indication as to how the Trustee must vote on a particular resolution, the Trustee will not vote your shares.

Merrill Corporation Ltd, London
06LON1046